Exhibit 99.1

Progress Energy announces 2008 first-quarter results;
reaffirms full-year 2008 earnings guidance

Highlights:

♦	Reports first-quarter GAAP earnings of $0.81 per share, compared to earnings of $1.08 per share for the same period last year

♦	Reports ongoing earnings of $0.57 per share, compared to $0.59 per share for the same period last year

♦	Reaffirms 2008 ongoing earnings guidance of $3.05 per share, with a range of 10 cents above and below the target

RALEIGH, N.C. (May 8, 2008) – Progress Energy [NYSE: PGN] announced first-quarter GAAP earnings of $209 million, or $0.81 per share, compared with GAAP earnings of $275 million, or $1.08 per share, for the same period last year. First-quarter ongoing earnings were $148 million, or $0.57 per share, compared to $149 million, or $0.59 per share, last year. (See the discussion later in this release for a reconciliation of GAAP earnings per share to ongoing earnings per share.)

“During the first quarter of 2008, our utility assets performed well and we took aggressive steps to mitigate the impact of weakness in the general economy,” said Bill Johnson, chairman, president and CEO.  “Retail revenues have been negatively impacted by milder weather in the Southeast and by lower than forecasted customer growth in Florida.  Consequently, we expect lower retail revenues in Florida for 2008.  In response to this retail weakness, we have successfully secured additional wholesale revenues in Florida and begun realizing savings through the implementation of an aggressive cost management plan.  As a result of these actions, we are reaffirming our 2008 ongoing earnings guidance of $3.05 per share, with a range of 10 cents above and below that target,” Johnson said.

The 2008 ongoing earnings guidance excludes any impact from CVO mark-to-market adjustment, potential impairments and discontinued operations. Progress Energy is not able to provide a corresponding GAAP equivalent for the 2008 earnings guidance due to the uncertain nature and amount of these adjustments.

See pages 2-3 for a detailed first-quarter earnings variance analysis for the Progress Energy Carolinas, Progress Energy Florida and Corporate and Other Businesses segments.

RECENT DEVELOPMENTS

•	Completed sale of remaining coal mines and river terminals associated with the synthetic fuels business for $94 million, marking the final divestiture of the company’s restructuring plan.
•	Submitted a combined license application with the Nuclear Regulatory Commission for two possible new reactors at the existing Harris Nuclear Plant site.
•	Filed a Petition for Determination of Need with the Florida Public Service Commission (FPSC) for two possible new nuclear reactors in Levy County, Florida.
•
Signed a letter of intent with Westinghouse Electric Company and The Shaw Group Inc.’s Power Group for the purchase of long lead-time materials for up to two Westinghouse AP1000 reactors at the Levy County, Florida, site.

•	Filed a petition for recovery of Crystal River Unit 3 nuclear plant uprate costs under Florida’s comprehensive energy bill and the FPSC’s nuclear cost-recovery rule.
•	Comprehensive energy legislation passed in Florida and presented to governor to sign into law.
•	Received final implementation rules related to the comprehensive energy bill enacted in North Carolina in 2007.
•	Filed with North Carolina Utilities Commission (NCUC) for approval of initial demand-side management and energy-efficiency programs, including distribution system demand response program.
•
Submitted revised Open Access Transmission Tariff filing, including a settlement agreement, with the Federal Energy Regulatory Commission requesting an increase in transmission rates for Progress Energy Carolinas.

•	Filed Petition for Determination of Need with the NCUC for a new 600 MW combined-cycle plant at the company’s existing Richmond County Energy Complex in North Carolina.
•	Achieved top-quartile ranking among energy providers in the latest business customer satisfaction survey from J.D. Power & Associates.
•	Issued second corporate responsibility report, reflecting the company's commitment to transparent communication.
•	Joined The Climate Registry as a founding reporter, thus committing to transparency regarding greenhouse gas emissions from the company’s operations.
•	Ranked number 16 in Corporate Responsibility Officer's 100 Best Corporate Citizens 2008.
•	Won first place in Chartwell’s Best Practices for Marketing Energy Efficiency competition for the company’s Save The Watts™ campaign.

Press releases regarding various announcements are available on the company’s Web site at www.progress-energy.com/aboutus/news.

FIRST-QUARTER 2008 BUSINESS HIGHLIGHTS

Below are the first-quarter 2008 highlights for the company’s business units. See the reconciliation tables on pages 3-4 and on page S-1 of the supplemental data for a reconciliation of GAAP earnings per share to ongoing earnings per share. Also see the attached supplemental data schedules for additional information on Progress Energy Carolinas and Progress Energy Florida electric revenues, energy sales, energy supply, weather impacts and other information.

Progress Energy Carolinas

•	Reported ongoing earnings per share of $0.46, compared with $0.48 for the same period last year; GAAP earnings per share of $0.47, compared with $0.48 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.03 growth and usage
▪	$0.02 purchased power related to the expiration of a power buyback agreement
▪	$0.02 impact of the comprehensive energy bill implementation
▪	$0.01 AFUDC equity related to an increase in large construction projects
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.03) wholesale margins as a result of lower margins on excess generation sales
▪	$(0.03) changes in income tax estimates
▪	$(0.02) Clean Smokestacks amortization
▪	$(0.02) weather
•	Added 26,000 customers (net) during the last 12 months.

Progress Energy Florida

•	Reported ongoing earnings per share of $0.26, compared with $0.24 for the same period last year; GAAP earnings per share of $0.26, compared with $0.24 for the same period last year.
•	Reported primary quarter-over-quarter ongoing earnings per share favorability of:
▪	$0.04 AFUDC equity related to an increase in large construction projects
▪	$0.03 net retail rate increase related to the Hines Energy Complex
▪	$0.02 wholesale sales primarily due to new and amended contracts
•	Reported primary quarter-over-quarter ongoing earnings per share unfavorability of:
▪	$(0.02) growth and usage
▪	$(0.01) interest expense primarily due to higher average debt outstanding
▪	$(0.01) O&M primarily due to outage and maintenance costs
▪	$(0.01) depreciation due to higher depreciable base
▪	$(0.02) other
•	Added 7,000 customers (net) during the last 12 months.

Corporate and Other Businesses (includes primarily Holding Company Debt)

•
Reported ongoing after-tax expenses of $0.15 per share compared with ongoing after-tax expenses of $0.12 per share for the same period last year; GAAP after-tax expenses of $0.15 per share, compared with after-tax expenses of $0.12 per share for the same period last year.

•	Reported primary quarter-over-quarter ongoing after-tax expenses per share unfavorability of:
▪	$(0.02) changes in income tax estimates
▪	$(0.01) interest expense primarily due to a decrease in interest allocated to discontinued operations

ONGOING EARNINGS ADJUSTMENTS

Progress Energy’s management uses ongoing earnings per share to evaluate the operations of the company and to establish goals for management and employees. Management believes this presentation is appropriate and enables investors to more accurately compare the company’s ongoing financial performance over the periods presented. Ongoing earnings as presented here may not be comparable to similarly titled measures used by other companies. The following table provides a reconciliation of ongoing earnings per share to reported GAAP earnings per share.

Progress Energy, Inc. Reconciliation of Ongoing Earnings per Share to Reported GAAP Earnings per Share

	Three months ended March 31
	2008	2007	*
Ongoing earnings per share	$0.57	$0.59
Tax levelization	0.01	(0.01)
Discontinued operations	0.23	0.49
CVO mark-to-market	−	0.01
Reported GAAP earnings per share	$0.81	$1.08
Shares outstanding (millions)	259	254

* Previously reported 2007 results have been restated to reflect discontinued operations.  See page S-1 of the supplemental data for information regarding 2007’s core and non-core earnings.

Reconciling adjustments from ongoing earnings to GAAP earnings are as follows:

Tax Levelization

Generally accepted accounting principles require companies to apply an effective tax rate to interim periods that is consistent with a company’s estimated annual tax rate. The company projects the effective tax rate for the year and, then, based upon projected operating income for each quarter, raises or lowers the tax expense recorded in that quarter to reflect the projected tax rate. The resulting tax adjustment increased earnings per share by $0.01 for the quarter and decreased earnings per share by $0.01 for the same period last year, but has no impact on the company’s annual earnings. Because this adjustment varies by quarter but has no impact on annual earnings, management believes this adjustment is not representative of the company’s ongoing quarterly earnings.

Discontinued Operations

The company has reduced its business risk by exiting nonregulated businesses to focus on the core operations of the utilities. The discontinued operations of these nonregulated businesses increased earnings per share by $0.23 for the first quarter of 2008 and by $0.49 for the same period last year. See page S-3 of the supplemental data for further information on the impact of discontinued operations. Due to disposition of these assets, management does not view this activity as representative of the ongoing operations of the company.

Contingent Value Obligation (CVO) Mark-to-Market

In connection with the acquisition of Florida Progress Corporation, Progress Energy issued 98.6 million CVOs. Each CVO represents the right of the holder to receive contingent payments based on after-tax cash flows above certain levels of four synthetic fuels facilities purchased by subsidiaries of Florida Progress Corporation in October 1999. The CVO liability is valued at fair value, and unrealized gains and losses from changes in fair value are recognized in earnings each quarter. The CVO mark-to-market had no impact on earnings for the first quarter of 2008 and increased earnings per share by $0.01 for the same period last year. Progress Energy is unable to predict the changes in the fair value of the CVOs, and management does not consider the adjustment to be a component of ongoing earnings.

* * * *

This earnings announcement, as well as a package of detailed financial information, is available on the company’s Web site at www.progress-energy.com. Additionally, the slides accompanying the presentation may be downloaded beginning at 9:30 a.m. ET today at www.progress-energy.com/webcast.

Progress Energy’s conference call with the investment community will be held May 8, 2008, at 10 a.m. ET (7 a.m. PT). Investors, media and the public may listen to the conference call by dialing 913-312-0694, confirmation code 6840811. If you encounter problems, please contact Investor Relations at (919) 546-2233. A playback of the call will be available from 1 p.m. EST May 8 through midnight May 22. To listen to the recorded call, dial 719-457-0820 and enter confirmation code 6840811.

A webcast of the live conference call will be available at www.progress-energy.com/webcast. The webcast will be available in Windows Media format. The webcast will be archived on the site for at least 30 days following the call for those unable to listen in real time.

Progress Energy, headquartered in Raleigh, N.C., is a Fortune 250 energy company with more than 21,000 megawatts of generation capacity and $9 billion in annual revenues. The company will observe its 100th anniversary in 2008. Progress Energy includes two major utilities that serve 3.1 million customers in the Carolinas and Florida. The company is the 2006 recipient of the Edison Electric Institute's Edison Award, the industry's highest honor, in recognition of its operational excellence. The company also is the first utility to receive the prestigious J.D. Power and Associates Founder's Award for customer service. Progress Energy serves two growing areas of the country, and the company is pursuing a balanced strategy for a secure energy future. That balance includes aggressive energy-efficiency programs, investments in renewable energy technologies and a state-of-the-art electricity system. For more information about Progress Energy, visit the company’s Web site at www.progress-energy.com.

Caution Regarding Forward-Looking Information:

This release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The matters discussed in this document involve estimates, projections, goals, forecasts, assumptions, risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in the forward-looking statements.

Examples of factors that you should consider with respect to any forward-looking statements made throughout this document include, but are not limited to, the following: the impact of fluid and complex laws and regulations, including those relating to the environment and the Energy Policy Act of 2005; the anticipated future need for additional baseload generation and associated transmission facilities in our regulated service territories and the accompanying regulatory and financial risks; the financial resources and capital needed to comply with environmental laws and renewable energy portfolio standards and our ability to recover related eligible costs under cost-recovery clauses or base rates; our ability to meet current and future renewable energy requirements; the inherent risks associated with the operation of nuclear facilities, including environmental, health, regulatory and financial risks; the impact on our facilities and businesses from a terrorist attack; weather and drought conditions that directly influence the production, delivery and demand for electricity; recurring seasonal fluctuations in demand for electricity; the ability to recover in a timely manner, if at all, costs associated with future significant weather events through the regulatory process; economic fluctuations and the corresponding impact on our customers, including downturns in the housing and consumer credit markets; fluctuations in the price of energy commodities and purchased power and our ability to recover such costs through the regulatory process; our ability to control costs, including operation and maintenance expense (O&M) and large construction projects; the ability of our subsidiaries to pay upstream dividends or distributions to the Parent; the ability to successfully access capital markets on favorable terms; the impact that increases in leverage may have on us; our ability to maintain our current credit ratings and the impact on our financial condition and ability to meet our cash and other financial obligations in the event our credit ratings are downgraded; our ability to fully utilize tax credits generated from the previous production and sale of qualifying synthetic fuels under Internal Revenue Code Section 29/45K; the investment performance of our nuclear decommissioning trust funds and the assets of our pension and benefit plans; the outcome of any ongoing or future litigation or similar disputes and the impact of any such outcome or related settlements; and unanticipated changes in operating expenses and capital expenditures. Many of these risks similarly impact our nonreporting subsidiaries. These and other risk factors are detailed from time to time in our filings with the United States Securities and Exchange Commission. All such factors are difficult to predict, contain uncertainties that may materially affect actual results and may be beyond our control. New factors emerge from time to time, and it is not possible for management to predict all such factors, nor can management assess the effect of each such factor on us.

Any forward-looking statement is based on information current as of the date of this document and speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which such statement is made.

# # #

Contacts:                                Corporate Communications – (919) 546-6189 or toll-free (877) 641-NEWS (6397)

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED INTERIM FINANCIAL STATEMENTS
March 31, 2008

UNAUDITED CONSOLIDATED STATEMENTS of INCOME
	Three months ended March 31
(in millions except per share data)	2008	2007
Operating revenues	$2,066	$2,072
Operating expenses
Fuel used in electric generation	697	736
Purchased power	232	221
Operation and maintenance	443	420
Depreciation and amortization	206	219
Taxes other than on income	121	124
Other	2	1
Total operating expenses	1,701	1,721
Operating income	365	351
Other income
Interest income	7	8
Other, net	18	11
Total other income	25	19
Interest charges
Net interest charges	161	145
Allowance for borrowed funds used during construction	(8)	(3)
Total interest charges, net	153	142
Income from continuing operations before income tax and minority interest	237	228
Income tax expense	84	72
Income from continuing operations before minority interest	153	156
Minority interest in subsidiaries’ income, net of tax	(4)	(7)
Income from continuing operations	149	149
Discontinued operations, net of tax	60	126
Net income	$209	$275
Average common shares outstanding – basic	259	254
Basic earnings per common share
Income from continuing operations	$0.58	$0.59
Discontinued operations, net of tax	0.23	0.49
Net income	$0.81	$1.08
Diluted earnings per common share
Income from continuing operations	$0.58	$0.59
Discontinued operations, net of tax	0.23	0.49
Net income	$0.81	$1.08
Dividends declared per common share	$0.615	$0.610

This financial information should be read in conjunction with the Company’s Annual Report to shareholders.  These statements have been prepared for the purpose of providing information concerning the Company and not in connection with any sale, offer for sale, or solicitation of an offer to buy any securities.

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(in millions)	March 31, 2008	December 31, 2007
ASSETS
Utility plant
Utility plant in service	$25,490	$25,327
Accumulated depreciation	(11,037)	(10,895)
Utility plant in service, net	14,453	14,432
Held for future use	37	37
Construction work in progress	2,124	1,765
Nuclear fuel, net of amortization	372	371
Total utility plant, net	16,986	16,605
Current assets
Cash and cash equivalents	400	255
Short-term investments	1	1
Receivables, net	767	1,167
Inventory	999	994
Deferred fuel cost	138	154
Deferred income taxes	3	27
Derivative assets	217	85
Assets to be divested	–	52
Prepayments and other current assets	73	94
Total current assets	2,598	2,829
Deferred debits and other assets
Regulatory assets	926	946
Nuclear decommissioning trust funds	1,313	1,384
Miscellaneous other property and investments	466	448
Goodwill	3,655	3,655
Derivative assets	210	119
Other assets and deferred debits	390	379
Total deferred debits and other assets	6,960	6,931
Total assets	$26,544	$26,365
CAPITALIZATION AND LIABILITIES
Common stock equity
Common stock without par value, 500 million shares authorized, 261 million and 260 million shares issued and outstanding, respectively	$6,071	$6,028
Unearned ESOP shares (1 million and 2 million shares, respectively)	(25)	(37)
Accumulated other comprehensive loss	(42)	(34)
Retained earnings	2,514	2,465
Total common stock equity	8,518	8,422
Preferred stock of subsidiaries – not subject to mandatory redemption	93	93
Minority interest	6	84
Long-term debt, affiliate	271	271
Long-term debt, net	8,391	8,466
Total capitalization	17,279	17,336
Current liabilities
Current portion of long-term debt	1,197	877
Short-term debt	205	201
Accounts payable	794	819
Interest accrued	128	173
Dividends declared	161	160
Customer deposits	262	255
Regulatory liabilities	145	173
Liabilities to be divested	–	8
Income taxes accrued	66	8
Other current liabilities	428	628
Total current liabilities	3,386	3,302
Deferred credits and other liabilities
Noncurrent income tax liabilities	288	361
Accumulated deferred investment tax credits	136	139
Regulatory liabilities	2,775	2,554
Asset retirement obligations	1,397	1,378
Accrued pension and other benefits	761	763
Capital lease obligations	239	239
Other liabilities and deferred credits	283	293
Total deferred credits and other liabilities	5,879	5,727
Commitments and contingencies
Total capitalization and liabilities	$26,544	$26,365

PROGRESS ENERGY, INC.
UNAUDITED CONSOLIDATED STATEMENTS of CASH FLOWS
	Three months ended March 31
(in millions)	2008	2007
Operating activities
Net income	$209	$275
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	235	250
Deferred income taxes and investment tax credits, net	5	120
Deferred fuel cost	24	108
Other adjustments to net income	(47)	(7)
Cash provided (used) by changes in operating assets and liabilities
Receivables	390	59
Inventory	4	(34)
Prepayments and other current assets	14	(64)
Income taxes, net	60	(237)
Accounts payable	79	(52)
Other current liabilities	(171)	(4)
Other assets and deferred debits	(38)	(83)
Other liabilities and deferred credits	13	(15)
Net cash provided by operating activities	777	316
Investing activities
Gross property additions	(618)	(471)
Nuclear fuel additions	(41)	(61)
Proceeds from sales of discontinued operations and other assets, net of cash divested	95	30
Purchases of available-for-sale securities and other investments	(488)	(192)
Proceeds from sales of available-for-sale securities and other investments	473	252
Other investing activities	(6)	–
Net cash used by investing activities	(585)	(442)
Financing activities
Issuance of common stock	20	65
Dividends paid on common stock	(159)	(155)
Payments of short-term debt with original maturities greater than 90 days	(176)	–
Net increase in short-term debt	180	117
Proceeds from issuance of long-term debt, net	322	–
Retirement of long-term debt	(80)	–
Cash distributions to minority interests of consolidated subsidiaries	(85)	–
Other financing activities	(69)	(33)
Net cash used by financing activities	(47)	(6)
Net increase (decrease) in cash and cash equivalents	145	(132)
Cash and cash equivalents at beginning of period	255	265
Cash and cash equivalents at end of period	$400	$133

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-1
Unaudited
Progress Energy, Inc.
Earnings Variances
First Quarter 2008 vs. 2007

	Regulated Utilities	Corporate
($ per share)	Carolinas	Florida	and Other Businesses	Core Business	Non-Core Businesses	Consolidated

2007 GAAP earnings	0.48	0.24	(0.12)	0.60		0.48		1.08
Tax levelization			0.01	0.01	A			0.01
Discontinued operations				-		(0.49)	B	(0.49)
CVO mark-to-market			(0.01)	(0.01)	C			(0.01)
2007 ongoing earnings	0.48	0.24	(0.12)	0.60		(0.01)		0.59

Weather - retail	(0.02)			(0.02)				(0.02)

Other retail - growth and usage	0.03	(0.02)		0.01				0.01

Net retail rates		0.03		0.03	D			0.03

Other retail margin	0.06			0.06	E			0.06

Wholesale	(0.03)	0.02		(0.01)	F			(0.01)

O&M		(0.01)		(0.01)				(0.01)

Other	(0.01)	(0.01)		(0.02)				(0.02)

AFUDC equity	0.01	0.04		0.05	G			0.05

Depreciation & amortization	(0.02)	(0.01)		(0.03)	H			(0.03)

Interest charges		(0.01)	(0.01)	(0.02)	I			(0.02)

Net diversified business				-		0.01		0.01

Income taxes	(0.03)	(0.01)	(0.02)	(0.06)	J			(0.06)

Share dilution	(0.01)			(0.01)				(0.01)

2008 ongoing earnings	0.46	0.26	(0.15)	0.57		-		0.57
Tax levelization	0.01			0.01	A			0.01
Discontinued operations				-		0.23	B	0.23
2008 GAAP earnings	0.47	0.26	(0.15)	0.58		0.23		0.81

Corporate and Other Businesses includes small subsidiaries, Holding Company interest expense, CVO mark-to-market, tax levelization, purchase accounting transactions and corporate eliminations.  Ongoing losses of Non-Core Businesses are included in the Corporate and Other segment for GAAP reporting purposes.

A -
Tax levelization impact, related to cyclical nature of energy demand/earnings and various permanent items of income or deduction.  Intraperiod tax allocation of $0.04 related to synthetic fuels tax credits for 2007 has been reclassified to discontinued operations.

B -	Discontinued operations of 1) Terminals operations and Synthetic Fuels businesses 2) CCO operations 3) Coal Mining businesses and 4) Gas operations.
C -	Corporate and Other - Impact of change in fair value of outstanding CVOs.
D -	Florida - Favorable primarily due to the net retail rates increase related to the Hines Energy Complex.
E -	Carolinas - Favorable primarily due to the expiration of a power buyback agreement with North Carolina Eastern Municipal Power Agency and the impact of the comprehensive energy bill implementation.
F -	Carolinas - Unfavorable primarily due to lower margins on excess generation sales.
Florida - Favorable primarily due to two new contracts with one major customer and a contract amendment with another major customer.
G -	Florida - Favorable primarily due to AFUDC equity related to costs associated with large construction projects.
H -	Carolinas - Unfavorable primarily due to higher Clean Smokestacks amortization.
I -	Florida - Unfavorable primarily due to higher average debt outstanding, partially offset by favorable AFUDC debt related to costs associated with large construction projects.
Corporate and Other - Unfavorable primarily due to a decrease in interest allocated to discontinued operations.
J -	Carolinas - Unfavorable primarily due to changes in tax estimates.
Corporate and Other - Unfavorable primarily due to changes in tax estimates.

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-2
Unaudited - Data is not weather-adjusted
	Three Months Ended			Three Months Ended			Percentage Change
	March 31, 2008			March 31, 2007			From March 31, 2007
Utility Statistics	Carolinas	Florida	Total Progress Energy	Carolinas	Florida	Total Progress Energy	Carolinas		Florida

Operating Revenues (in millions)
Retail
Residential	$426	$464	$890	$424	$491	$915	0.5%		(5.5	) %
Commercial	262	242	504	254	247	501	3.1		(2.0)
Industrial	168	69	237	165	74	239	1.8		(6.8)
Governmental	23	67	90	22	67	89	4.5		-
Total Retail	879	842	1,721	865	879	1,744	1.6		(4.2)
Wholesale	181	103	284	194	80	274	(6.7)		28.8
Unbilled	(17)	6	(11)	(25)	8	(17)	-		-
Miscellaneous revenue	24	45	69	23	44	67	4.3		2.3
Total Electric	$1,067	$996	$2,063	$1,057	$1,011	$2,068	0.9%		(1.5	) %

Energy Sales (millions of kWh)
Retail
Residential	4,678	4,005	8,683	4,740	4,155	8,895	(1.3	) %	(3.6	) %
Commercial	3,278	2,661	5,939	3,245	2,624	5,869	1.0		1.4
Industrial	2,772	865	3,637	2,821	895	3,716	(1.7)		(3.4)
Governmental	333	767	1,100	327	748	1,075	1.8		2.5
Total Retail	11,061	8,298	19,359	11,133	8,422	19,555	(0.6)		(1.5)
Wholesale	3,772	1,390	5,162	3,956	1,170	5,126	(4.7)		18.8
Unbilled	(241)	220	(21)	(343)	190	(153)	-		-
Total Electric	14,592	9,908	24,500	14,746	9,782	24,528	(1.0	) %	1.3%

Energy Supply (millions of kWh)
Generated - steam	7,546	4,724	12,270	7,572	4,564	12,136
nuclear	6,325	1,328	7,653	6,124	1,632	7,756
combustion turbines/combined cycle	449	2,292	2,741	477	1,787	2,264
hydro	172	-	172	213	-	213
Purchased	715	2,152	2,867	911	2,315	3,226
Total Energy Supply (Company Share)	15,207	10,496	25,703	15,297	10,298	25,595

Impact of Weather to Normal on Retail Sales
Heating Degree Days- Actual	1,564	264		1,579	293		(0.9	) %	(9.9	) %
- Normal	1,653	360		1,637	360

Cooling Degree Days- Actual	9	208		29	212		(69.0	) %	(1.9	) %
- Normal	12	209		12	207

Impact of retail weather to normal on EPS	$(0.02)	$(0.04)	$(0.06)	$(0.01)	$(0.04)	$(0.05)

Progress Energy, Inc.
SUPPLEMENTAL DATA - Page S-3
Unaudited

Adjusted O&M Reconciliation (A)
	Three months ended
(in millions)	March 31, 2008	March 31, 2007	Growth
Reported GAAP O&M	$443	$420	5.5%
Adjustments
Carolinas
O&M recoverable through clauses	(5)	-
Timing and scope of nuclear outages	-	(6)
Florida
Storm damage reserve	(26)	-
Energy conservation cost recovery clause (ECCR)	(15)	(15)
Environmental cost recovery clause (ECRC)	(7)	(11)
Sales and use tax audit adjustment	5	-
Adjusted O&M	$395	$388	1.8%

A -  Progress Energy's management uses Adjusted O&M to evaluate the cost management of the company. Management believes this presentation is appropriate and enables investors to more accurately compare the company's O&M expense over the periods presented.  Adjusted O&M as presented here may not be comparable to similarly titled measures used by other companies. The preceding table provides a reconciliation of reported GAAP O&M to Adjusted O&M.

Impact of Discontinued Operations
	Three months ended
(Earnings per share)	March 31, 2008	March 31, 2007
CCO Operations	$-	$0.23
Coal Mining Operations	0.01	(0.01)
Gas Operations	-	(0.01)
Terminals and Synthetic Fuels	0.22	0.28
Total Discontinued Operations	$0.23	$0.49

Financial Statistics
	March 31, 2008	March 31, 2007
Return on average common stock equity (12 months ended)	5.2%	9.8%
Book value per common share	$32.83	$33.31
Capitalization
Common stock equity	45.6%	47.4%
Preferred stock of subsidiary and minority interest	0.5%	0.8%
Total debt	53.9%	51.8%
Total Capitalization	100.0%	100.0%